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                                                                     EXHIBIT 4.2

GOODYEAR

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                      MASTER SUBORDINATED DEPOSIT AGREEMENT

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                             DATED 10 DECEMBER, 2004

                                     Between

                                   EUROFACTOR
                                    as Agent

                                     CALYON
                              as Calculation Agent

                            ESTER FINANCE TITRISATION
                                  as Purchaser

                                       AND

                    GOODYEAR DUNLOP TIRES FINANCE EUROPE B.V.
                 as Subordinated Depositor or Centralising Unit

                           [GIDE LOYRETTE NOUEL LOGO]

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                    ASSOCIATION D'AVOCATS A LA COUR DE PARIS

           26, COURS ALBERT 1ER 75008 PARIS TEL. +33 (0)1 40 75 60 00
                            FAX +33 (0)1 43 59 37 79
                        E-MAIL INFO@GIDE.COM WWW.GIDE.COM

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                                TABLE OF CONTENTS

ARTICLE 1.  Definitions...............................................................    5
ARTICLE 2.  Interpretation............................................................    5
ARTICLE 3.  Purpose of this Agreement.................................................    6
ARTICLE 4.  Duration of the Agreement.................................................    6
ARTICLE 5.  Amount of the Subordinated Deposit........................................    7
ARTICLE 6.  No interest - no unavailability fee.......................................    8
ARTICLE 7.  Repayment.................................................................    9
ARTICLE 8.  Payments..................................................................   10
ARTICLE 9.  Representations and warranties............................................   10
ARTICLE 10. Application of the Subordinated Deposit as cash collateral for the
            benefit of the Purchaser..................................................   11
ARTICLE 11. Fees and expenses.........................................................   12
ARTICLE 12. Substitution and agency...................................................   12
ARTICLE 13. Confidentiality...........................................................   12
ARTICLE 14. Transferability of this Agreement.........................................   13
ARTICLE 15. Notices...................................................................   13
ARTICLE 16. Exercise of rights........................................................   13
ARTICLE 17. Indivisibility............................................................   14
ARTICLE 18. Partial invalidity........................................................   14
ARTICLE 19. Amendments................................................................   14
ARTICLE 20. Limited recourse - Non petition...........................................   15
ARTICLE 21. Governing law - jurisdiction..............................................   15
SCHEDULE 1. CALCULATION OF THE OVERCOLLATERALISATION RATE.............................   17
SCHEDULE 2. CALCULATION OF THE SUBORDINATED DEPOSIT...................................   20


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BETWEEN

1. EUROFACTOR, a company incorporated under French law, authorised as a credit institution (etablissement de credit) and having its registered office at Tour d'Asnieres, 4, avenue Laurent Cely, 92608 Asnieres, France, registered with the Trade and Companies Registry of Nanterre under the number 642 041 560, whose representative is duly authorised for the purpose of this agreement (the "AGENT");

2. CALYON, a company incorporated under French law and authorised as a credit institution (etablissement de credit), having its registered office at 9 quai du President Paul Doumer, 92920 Paris La Defense Cedex, France, registered with the Trade and Companies Registry of Nanterre under the number 304 187 701, whose representatives are duly authorised for the purpose of this agreement (the "CALCULATION AGENT");

3. ESTER FINANCE TITRISATION, a limited company with a management and supervisory board (societe anonyme a directoire et conseil de surveillance) incorporated under French law and authorised as a credit institution (etablissement de credit), having its registered office at 19 Boulevard des Italiens, 75002 Paris, France, registered with the Trade and Companies Registry of Paris under the number 414 886 226, whose representative is duly authorised for the purpose of this agreement ("ESTER FINANCE" or the "PURCHASER");

4. GOODYEAR DUNLOP TIRES FINANCE EUROPE B.V., a company incorporated under Dutch law, having its registered office at Deboelelaan 7, 1083 HJ, Amsterdam, The Netherlands, registered with the Trade and Companies Registry of Amsterdam under the number 34197964, whose representative is duly authorised for the purpose of this agreement (hereafter referred to as the "CENTRALISING UNIT" or the "SUBORDINATED DEPOSITOR").

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WHEREAS

GOODYEAR DUNLOP TIRES France S.A., FULDA REIFEN GmbH & Co KG, M-PLUS MULTIMARKENMANAGEMENT GmbH & Co KG, GOODYEAR GmbH & Co KG, DUNLOP GmbH & Co KG, GOODYEAR DUNLOP TIRES Italia SpA and GOODYEAR DUNLOP TIRES Espana SA (the "SELLERS") are in the business of manufacturing and/or supplying tyres and activities relating thereto, and hold receivables over their respective debtors.

In order to provide financing to the Sellers, CALYON as arranger has proposed to set up a securitisation transaction by way of the sale, on an ongoing basis, of trade receivables resulting from the usual business of the Sellers in France, Germany, Italy and Spain.

For such purposes, ESTER FINANCE has undertaken to purchase certain trade receivables held by the Sellers (the "PURCHASABLE RECEIVABLES") by way of a transfer of receivables pursuant to the provisions of the French law governed General Master Purchase Agreement (the "GENERAL MASTER PURCHASE AGREEMENT") and the receivables purchase agreements (the "RECEIVABLES PURCHASE AGREEMENTS") governed by French, German, Italian and Spanish law depending of the laws of the incorporation of the relevant Seller.

ESTER FINANCE shall fund the acquisition of Purchasable Receivables:

(i) partly out of a senior deposit (the "SENIOR DEPOSIT") effected by the Depositor with the Purchaser in accordance with a master senior deposit agreement (the "MASTER SENIOR DEPOSIT AGREEMENT") and

(ii) partly by way of set-off against any amount due and payable by the Centralising Unit to the Purchaser in connection with (a) a subordinated deposit (the "SUBORDINATED DEPOSIT") to be effected by the Centralising Unit with the Purchaser in accordance with the terms and conditions of the present master subordinated deposit agreement (the "MASTER SUBORDINATED DEPOSIT AGREEMENT") and (b) a complementary deposit (the "COMPLEMENTARY DEPOSIT") to be effected by the Centralising Unit with the Purchaser in accordance with the terms and conditions of a master complementary deposit agreement (the "MASTER COMPLEMENTARY DEPOSIT AGREEMENT").

The Purchaser and the Subordinated Depositor are willing to define the terms and conditions according to which the Subordinated Deposit shall be made by the Subordinated Depositor with the Purchaser and shall be pledged as cash collateral in favour of the Purchaser and have agreed to enter into this agreement under the terms and subject to the conditions set forth hereunder.

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NOW IT IS HEREBY AGREED AS FOLLOWS:

                           CHAPTER I - INTERPRETATION

ARTICLE 1. DEFINITIONS

Capitalised terms and expressions used in this Master Subordinated Deposit Agreement shall have the same meaning as ascribed to such terms and expressions in the glossary attached as schedule 1 to the General Master Purchase Agreement.

ARTICLE 2. INTERPRETATION

(i) The titles of the Chapters, the Schedules and the Articles (including their paragraphs) used herein and the table of contents are for convenience of reference only, and shall not be used to interpret this Master Subordinated Deposit Agreement.

(ii) In this Master Subordinated Deposit Agreement, except if the context calls for another interpretation:

      (a) references to "CHAPTERS", "ARTICLES" and "SCHEDULES" shall be construed as references to the chapters, articles and schedules of this Master Subordinated Deposit Agreement and references to this Master Subordinated Deposit Agreement include its schedules;

      (b)   words in the plural shall cover the singular and vice versa;

      (c) references to the time of the day shall refer to Paris time, unless otherwise stipulated;

      (d) references to a person shall include its permitted assignees, transferees and successors;

      (e) references to a document shall mean this document, as amended, replaced by novation or varied from time to time;

      (f) references to "PARTIES" must be interpreted as references to the parties to the present agreement, and to a "PARTY" shall refer to any of the Parties.

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                         CHAPTER II - PURPOSE - DURATION

ARTICLE 3. PURPOSE OF THIS AGREEMENT

3.1 The Subordinated Depositor shall make a Subordinated Deposit with the Purchaser in accordance with the terms of this Master Subordinated Deposit Agreement.

3.2 The Subordinated Deposit made by the Subordinated Depositor under this Master Subordinated Deposit Agreement shall be applied and pledged as cash collateral (affecte a titre de gage-especes) in favour of the Purchaser in accordance with and subject to the provisions of Article 10 below.

All repayments of principal to be made by the Purchaser to the Subordinated Depositor in respect of the Subordinated Deposit shall be made up to the amount and to the extent of the sums received by the Purchaser in respect of the Sold Receivables in the manner described under Article 7 below. During the Amortisation Period, such repayments under the Subordinated Deposit shall be subject to the order of priority of payments provided for under article 16 of the General Master Purchase Agreement and shall, in particular, occur after the full and definitive repayment of any sum due under the Senior Deposit.

The Subordinated Depositor agrees that, for the purposes of the repayment of sums due to it under the Subordinated Deposit or otherwise under this Agreement prior to the Program Expiry Date, it will look solely to the amount of the sums received by the Purchaser under the General Master Purchase Agreement until the Program Expiry Date in respect of the Sold Receivables and that the Subordinated Depositor shall not, in such capacity, take or pursue any judicial or other proceedings, or exercise any right or remedy that it might otherwise have against the Purchaser or the Purchaser's assets save to the extent required for the recovery of such sums.

ARTICLE 4. DURATION OF THE AGREEMENT

4.1 This Agreement shall enter into force on the date hereof and shall terminate on the Program Expiry Date.

4.2 The Subordinated Deposit shall be repaid in the manner described in Article 7 below.

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                CHAPTER III - AMOUNT OF THE SUBORDINATED DEPOSIT

ARTICLE 5. AMOUNT OF THE SUBORDINATED DEPOSIT

5.1 Amount of the Subordinated Deposit

On each Calculation Date preceding a Settlement Date during the Replenishment Period, the amount of the Subordinated Deposit shall be calculated in accordance with the provisions of Schedule 1 and Schedule 2.

On each Calculation Date, during the Replenishment Period, the Agent shall calculate the difference between (i) the amount of the Subordinated Deposit on the following Settlement Date, and (ii) the amount of the Subordinated Deposit on the preceding Settlement Date.

During the Amortisation Period until the Program Expiry Date, the amount of the Subordinated Deposit shall be equal to the amount of the Subordinated Deposit as at the last Funded Settlement Date, and shall be repaid, after full repayment of the Senior Deposit, in accordance with the provisions of Article 7.

The amount of the Subordinated Deposit shall be calculated by the Agent on each Calculation Date.

5.2 Calculation and setting up of the Subordinated Deposit

5.2.1 Calculation

(i) At the latest on the Calculation Date preceding the Initial Settlement Date, the Agent shall calculate and notify forthwith the Purchaser and the Subordinated Depositor the amount of the Subordinated Deposit to be made in accordance with Article 5.1 above on the Initial Settlement Date, together with the details of such calculation.

(ii) On each Calculation Date thereafter during the Replenishment Period, the Agent shall calculate and notify forthwith the Purchaser and the Subordinated Depositor of the difference between (i) the amount of the Subordinated Deposit on the related Settlement Date, and (ii) the amount of the Subordinated Deposit on the preceding Settlement Date, together with the details of such calculation.

If the new amount of the Subordinated Deposit is higher than the amount of the Subordinated Deposit on the preceding Settlement Date, the Subordinated Deposit shall be increased by the Euro amount of the difference (the "INCREASE IN THE SUBORDINATED DEPOSIT").

If the new amount of the Subordinated Deposit is lower than the amount of the Subordinated Deposit on the preceding Settlement Date, the Subordinated Deposit shall be reduced by the Euro amount of the difference (the "REDUCTION OF THE SUBORDINATED DEPOSIT").

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For the avoidance of doubt, any reference to the Subordinated Deposit in the
Transaction Documents shall be to the Subordinated Deposit as it may be increased or reduced in accordance with this Article 5.2.1.

5.2.2 Setting up of the Subordinated Deposit

(i) On the Initial Settlement Date, before 9.00 a.m. (Paris time), the Subordinated Depositor shall make a Subordinated Deposit in Euro with the Purchaser. Such Subordinated Deposit shall be made by crediting the Current Account, for the amount calculated in accordance with Article 5.2.1 (i) above, in accordance with and subject to the provisions of article 6.4 of the General Master Purchase Agreement.

(ii) On each Settlement Date after the Initial Settlement Date, during the Replenishment Period, before 9.00 a.m. (Paris time):

      (a) the Subordinated Depositor shall make a deposit in respect of the Subordinated Deposit in Euro with the Purchaser, for an amount corresponding to any Increase in the Subordinated Deposit, as calculated in accordance with Article 5.2.1 (ii) above; or

      (b) the Purchaser shall repay a portion of the Subordinated Deposit to the Subordinated Depositor, for an amount corresponding to any Reduction of the Subordinated Deposit, as calculated in accordance with Article 5.2.1 (ii) above, subject to the provisions of Article 7 below.

The payments to be made pursuant to (i) and (ii) above shall be effected in accordance with and subject to the provisions of article 6.4 of the General Master Purchase Agreement.

ARTICLE 6. NO INTEREST - NO UNAVAILABILITY FEE

The Purchaser and the Subordinated Depositor hereby expressly agree that the Subordinated Deposit shall not bear interest and that no unavailability fee shall be paid to the Subordinated Depositor in relation to the making of the Subordinated Deposit.

The Subordinated Depositor acknowledges that it has entered into intercompany arrangements with the Sellers (the "INTERCOMPANY ARRANGEMENTS") pursuant to which the Subordinated Depositor will receive from each Seller any necessary consideration for the making of the Subordinated Deposit and will be indemnified in an appropriate manner by each Seller in accordance with its corporate interest and in respect of the losses incurred by it as a result of the Subordinated Deposit made under this Master Subordinated Deposit Agreement.

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                        CHAPTER IV - REPAYMENT - PAYMENTS

ARTICLE 7. REPAYMENT

7.1 Principle

The repayment of the Subordinated Deposit, which shall be carried out until the Program Expiry Date, shall always be subject to (i) the provisions of Article
3.2 above and (ii) the order of priority of payments set forth under article 16 of the General Master Purchase Agreement and Article 7.2 below, and in particular shall be subject to the full repayment of any amount due under the Senior Deposit.

7.2 Repayment of the Subordinated Deposit

7.2.1 On each Settlement Date during the Replenishment Period, the Purchaser shall repay, if applicable, the Subordinated Deposit to the Subordinated Depositor, for an amount equal to any Reduction of the Subordinated Deposit in the manner calculated under Article 5.2.1 above.

7.2.2 On each Settlement Date during the Amortisation Period, and until the Program Expiry Date, the Purchaser shall repay to the Subordinated Depositor the Subordinated Deposit, to the extent of the amount resulting from the allocations set out in article 16 of the General Master Purchase Agreement.

The Parties agree that, for the avoidance of doubt, and in accordance with the order of priority set forth under article 16 of the General Master Purchase Agreement which the Centralising Unit expressly acknowledges and accepts, the Subordinated Deposit shall not be repaid during the Amortisation Period, inter alia, until full repayment of the Senior Deposit.

7.2.3 Such repayment shall be effected by means of the Distributed Amounts received by the Purchaser under the Sold Receivables until the Program Expiry Date and in accordance with the order of priority of payments as described in article 16 of the General Master Purchase Agreement.

7.2.4 In the event that, on the Program Expiry Date, the Subordinated Deposit has not been repaid in full in accordance with the provisions of this Master Subordinated Deposit Agreement, the Purchaser shall be irrevocably released from any repayment obligations hereunder.

7.3. In the event that during the Amortisation Period, the Centralising Unit, acting in the name and on behalf of the Sellers, repurchases all outstanding Sold Receivables from the Purchaser in accordance with article 4.3 of the General Master Purchase Agreement, the purchase price of such Sold Receivables shall be applied by the Purchaser to the repayment of the Subordinated Deposit in the order specified in article 16 of the General Master Purchase Agreement.

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ARTICLE 8. PAYMENTS

8.1 All payments to be made in accordance with this Master Subordinated Deposit Agreement shall be made in Euro.

8.2 All repayments of principal and all payments falling due on a day which is not a Business Day shall instead fall due on the following Business Day.

8.3 At any time, until the Program Expiry Date, subject to article 6 of the General Master Purchase Agreement, the Purchaser shall be entitled to set-off
(i) any amount due and payable by the Purchaser to the Subordinated Depositor in respect of the Subordinated Deposit and (ii) any amount due and payable by the Subordinated Depositor to the Purchaser under this Agreement or any of the Transaction Documents.

                         CHAPTER V - GENERAL PROVISIONS

ARTICLE 9. REPRESENTATIONS AND WARRANTIES

The Subordinated Depositor hereby represents and warrants to the Purchaser, as follows:

(i) it is a liability company duly incorporated and validly existing under Dutch law and has the capacity (a) to carry on its business, as currently conducted, and to own all of the assets appearing on its balance sheet, except where not having such capacity would not be reasonably likely to result in a Material Adverse Effect, and (b) to enter into and perform its obligations under this Master Subordinated Deposit Agreement;

(ii) the execution of this Master Subordinated Deposit Agreement does not require any authorisation with respect to the Subordinated Depositor that has not already been obtained and communicated to the Purchaser, unless, in the case of any Governmental Authorisation, the failure to obtain such authorisation would not be reasonably likely to result in a Material Adverse Effect;

(iii) the execution of this Master Subordinated Deposit Agreement and the performance of the obligations under this Master Subordinated Deposit Agreement do not contravene any of the provisions of the Subordinated Depositor's articles and memorandum of association, agreements or undertakings to which it is a party or by which it is bound, and do not in any manner contravene the statutes and regulations applicable to it, except, in each case, to the extent that no Material Adverse Effect would result from such breach;

(iv) the obligations arising out of this Master Subordinated Deposit Agreement are binding on the Subordinated Depositor and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally;

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(v)   in the event that, in accordance with the provisions of this Master
      Subordinated Deposit Agreement and the General Master Purchase Agreement, the Subordinated Depositor is not repaid in full on the Program Expiry Date, the Subordinated Depositor shall incur any losses out of its own business, and the Purchaser shall not be liable, in any manner whatsoever, in this respect (except, as the case may be, as provided in article 4.2
      (b) of the General Master Purchase Agreement); and

(vi) the constitution of the Subordinated Deposit as cash collateral (affectation a titre de gage especes) in favour of the Purchaser, as set forth in Article 10 below, complies with the Subordinated Depositor's corporate interest and does not exceed its financial capabilities; the Subordinated Depositor has entered into Intercompany Arrangements with the Sellers and GOODYEAR DUNLOP TIRES EUROPE B.V., pursuant to which the Subordinated Depositor shall receive from each Seller any necessary consideration for making the Subordinated Deposit and shall be indemnified as is appropriate by each Seller and GOODYEAR DUNLOP TIRES EUROPE B.V. in respect of the losses incurred by the Subordinated Depositor as a result of the Subordinated Deposit made under this Master Subordinated Deposit Agreement.

                          CHAPTER VI - CASH COLLATERAL

ARTICLE 10. APPLICATION OF THE SUBORDINATED DEPOSIT AS CASH COLLATERAL FOR THE
            BENEFIT OF THE PURCHASER

10.1 The Subordinated Depositor hereby irrevocably agrees that the Subordinated Deposit made under this Agreement shall, by virtue of this Article, be pledged and consequently applied as cash collateral (affecte a titre de gage-especes) by the Centralising Unit in favour of the Purchaser until the Program Expiry Date, to secure the payment of (i) any sum due by the Debtors to the Purchaser in respect of the Sold Receivables and (ii) any sum due to the Purchaser by any Seller or the Centralising Unit pursuant to the Transaction Documents.

The Subordinated Depositor hereby irrevocably agrees that the pledge and application of the Subordinated Deposit as cash collateral (affectation du depot subordonne a titre de gage-especes) in favour of the Purchaser shall transfer to the Purchaser the ownership of those sums received under the Subordinated Deposit.

10.2 The cash collateral (gage-especes) shall be deemed created and effective as of the date on which the Subordinated Deposit is made with the Purchaser.

10.3 The obligation of the Purchaser to transfer back to the Subordinated Depositor the Subordinated Deposit (creance en restitution) shall automatically be reduced by any principal amount paid by the Purchaser to the Subordinated Depositor on account of the Subordinated Deposit in accordance with Article 7 above.

10.4 The outstanding amount of the Subordinated Deposit, as of the Program Expiry Date shall be applied by the Purchaser against the aggregate of (a) any remaining sums due to the Purchaser in respect of the Sold Receivables, and (b) any remaining sums due to the

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Purchaser by the Sellers or the Centralising Unit pursuant to the Transaction
Documents, remaining due as of the Program Expiry Date.

The amount so applied shall automatically reduce the obligation of the Purchaser, to transfer back the outstanding amount of the Subordinated Deposit to the Subordinated Depositor (creance en restitution).

                           CHAPTER VII - MISCELLANEOUS

ARTICLE 11. FEES AND EXPENSES

The Subordinated Depositor, in the name and on behalf of the Sellers, shall bear, in particular, any costs and expenses incurred by CALYON as arranger, EUROFACTOR as Agent, and ESTER FINANCE, in accordance with article 29 of General Master Purchase Agreement.

ARTICLE 12. SUBSTITUTION AND AGENCY

Each Party shall have the right to be assisted by, to appoint or to substitute for itself one or more third parties in the performance of certain tasks provided that:

(i) such Party has given prior written notice of the exercise of that right to the other Parties;

(ii) such Party remains liable to the other Parties for the proper performance of those tasks and that the relevant third party/parties has or have expressly renounced any right to any contractual claim against the other Parties;

(iii) the relevant third party/parties undertake(s) to comply with all obligations binding upon such Party under this Master Subordinated Deposit Agreement; and

(iv) the substitution, assistance or agency shall not entail an increase in the costs incurred by the other Parties.

The Parties acknowledge however that, in order to avoid doubt, this Article shall not apply to the Subordinated Depositor in respect of the making of the Subordinated Deposit.

ARTICLE 13. CONFIDENTIALITY

For the purposes to this Master Subordinated Deposit Agreement, the Parties agree to be bound by the provisions relating to confidentiality as provided for by article 31 of the General Master Purchase Agreement.

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ARTICLE 14. TRANSFERABILITY OF THIS AGREEMENT

Subject to article 12 above, this Master Subordinated Deposit Agreement is concluded on the intuitu personae of the Parties to this Master Subordinated Deposit Agreement. Therefore, none of the Parties may transfer this Master Subordinated Deposit Agreement, or its rights and/or obligations hereunder, to any third party whatsoever, without the prior written consent of the other Parties.

ARTICLE 15. NOTICES

15.1. Except as otherwise set forth in the Transaction Documents, all notices, requests or communications which must or may be made pursuant to this Master Subordinated Deposit Agreement shall be by way of writing, mail or fax.

15.2. All notices, requests or communications to be made and all documents to be delivered from one Party to the other Party under the Master Subordinated Deposit Agreement shall be made and delivered to the addressees referred to in schedule 7 to the General Master Purchase Agreement.

15.3. All notices, requests or communications made and all documents delivered under the Master Subordinated Deposit Agreement shall only take effect upon the date of their receipt by its addressee.

15.4. Each of the Parties may at any time modify the addressee of the notices, requests or communications to be made and the documents to be delivered to it under the Master Subordinated Deposit Agreement by sending to that effect a letter or fax to the other Party indicating the name of the new addressee.

15.5. The Parties agree that the Centralising Unit shall be responsible for receiving written notice on behalf of the Sellers, and that any notice given by the Purchaser to the Sellers and delivered to the Centralising Unit shall be deemed validly received by all of the Sellers upon receipt by the Centralising Unit.

ARTICLE 16. EXERCISE OF RIGHTS

16.1 All rights conferred on the Purchaser under this Master Subordinated Deposit Agreement or by any other document delivered pursuant to or incidental to this Master Subordinated Deposit Agreement or any Transaction Document, including rights conferred by law, shall be cumulative and may be exercised at any time.

16.2 The fact that the Purchaser or the Subordinated Depositor does not exercise a right or delays in doing so shall in no way be construed as a waiver of that right. The exercise of any right or a partial exercise shall not prevent the Purchaser or the Subordinated Depositor from exercising such a right again in the future, or from exercising any other right.

ARTICLE 17. INDIVISIBILITY

Each Party acknowledges that the General Master Purchase Agreement, the Master Subordinated Deposit Agreement and the Master Complementary Deposit Agreement shall form a single set of contractual rights and obligations and that, if the General Master Purchase Agreement, or the Master Complementary Deposit Agreement becomes void or ceases to be effective and enforceable for any reason whatsoever, this Master Subordinated Deposit Agreement shall also become void or cease to be effective and enforceable accordingly. Any payment already made by the Centralising Unit acting in the name and on behalf of the Sellers or on its own behalf to the Purchaser under this Master Subordinated Deposit Agreement, the General Master Purchase Agreement, the Receivables Purchase Agreements, the Master Subordinated Deposit Agreement and the Master Complementary Deposit Agreement shall not be affected by such a nullity, ineffectiveness or unenforceability.

ARTICLE 18. PARTIAL INVALIDITY

If one or more provisions of this Master Subordinated Deposit Agreement is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any Party, such invalidity, illegality or unenforceability in such jurisdiction or with respect to such Party or Parties shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other Party or Parties hereto.

Such invalid, illegal or unenforceable provision shall be replaced by the Parties to such contract with a provision which comes as close as reasonably possible to the intentions of the invalid, illegal or unenforceable provision. Any fees, costs and expenses incurred by the Parties in connection with any amendment necessary or advisable pursuant to this Article shall be borne exclusively by the Subordinated Depositor.

ARTICLE 19. AMENDMENTS

No amendment to this Master Subordinated Deposit Agreement may be made without the written consent of each other Party thereto and (a) unless the Rating Agencies (i) have been informed and provided by the Arranger with all necessary details they may require in respect of such contemplated amendment and (ii) have confirmed that the contemplated amendment will not entail a downgrading or withdrawal of the current ratings of any Notes issued by the Issuers, or that the contemplated amendment will reduce a downgrading or withdrawal which would otherwise occur, but for such amendment being made, and (b) each Issuer and each Liquidity Bank has given its prior written consent to such amendment (such consent not being unreasonably withheld or delayed).

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ARTICLE 20. LIMITED RECOURSE - NON PETITION

20.1. Limited recourse

Each of the Parties agrees to limit their respective claims and recourse against ESTER FINANCE (including in the event of a breach by ESTER FINANCE of any of its representations and warranties, or any of its obligations hereunder) to the amount of the Available Funds on the relevant date.

20.2. Non Petition

Each of the Parties irrevocably and unconditionally undertakes and agrees:

(a) not to exercise any rights of contractual or other recourse which it may have against ESTER FINANCE in the event of a breach by ESTER FINANCE of any of its representations and warranties, or any of its obligations under this Master Subordinated Deposit Agreement, except in the event of the gross negligence (faute lourde) or wilful misconduct (dol) on the part of ESTER FINANCE; and

(b) not to institute any legal proceedings, take other steps or institute other proceedings against ESTER FINANCE, the purpose or effect of which is the appointment of a conciliator or an ad hoc agent, or the opening of receivership proceedings or insolvency proceedings (redressement judiciaire or liquidation judiciaire) or any other similar proceedings.

ARTICLE 21. GOVERNING LAW - JURISDICTION

21.1 This Master Subordinated Deposit Agreement shall be governed by French law.

21.2 Any dispute as to the validity, interpretation, performance or any other matter arising out of this Master Subordinated Deposit Agreement shall be subject to the jurisdiction of the competent courts of Paris (Cour d'appel de Paris). The choice of this jurisdiction is entirely for the benefit of the Purchaser which shall retain the right to bring proceedings in any other competent court.

Executed in four (4) originals in Paris on 10 December, 2004.

                                  ESTER FINANCE

                               /s/ Richard Sinclair
                               -----------------------------------
                               Name : Richard Sinclair
                               Title : Director General

                    GOODYEAR DUNLOP TIRES FINANCE EUROPE B.V.

                               /s/ Ronald M. Archer
                               -----------------------------------
                               Name : Ronald M. Archer
                               Title : Vice President-Finance and Chief
                                       Financial Officer

                                   EUROFACTOR

                               /s/ Nathalie Rossen
                               -----------------------------------
                               Name : Nathalie Rossen
                               Title : Responsible Titrisation

                                     CALYON

/s/ Richard Sinclair                          /s/ G. Campagne-Simon
------------------------------                ----------------------------
Name : Richard Sinclair                      Name : G. Campagne-Simon
Title : Executive Director                   Title :

SCHEDULE 1. CALCULATION OF THE OVERCOLLATERALISATION RATE

EUROFACTOR calculates the Overcollateralisation Rate for each Funded Settlement Date applied for such Funded Settlement Date and the next Intermediary Settlement Date during the Replenishment Period as follows:

      Criteria such as theoretical DSO, loss horizon and dilution horizon could be updated during the life time of the program, according to any change in the collecting and management procedures of the Sellers as noticed during the follow-up audits.

      OVERCOLLATERALISATION RATE (m) (*) = MAXIMUM [30%; Maximum [Loss Reserve
      (m) + Dilution Reserve (m); Floor Reserve (m)] + YER Reserve (m) + Customer/Supplier Reserve (m)]

(*) As used herein, "m" means, with respect to any Funded Settlement Date, as the case may be, the Assessment Date related to the preceding Intermediary Settlement Date or the calendar month ending on such Assessment Date and "m-X" means the Xth calendar month preceding such calendar month.

1.    LOSS RESERVE

-     Theoretical days of sales outstanding(DSO)   : 81 days (**)
-     Defaulted Receivables period                 : beyond 90 days past due
-     Stress factor                                : 2,25
-     Loss horizon                                 : 5 months and 26 days (***)
                                                     X months and Y days

      LOSS RESERVE (m) = Stress factor * Loss horizon ratio (m) * maximum within the last 12 months of the Loss ratio (m)

      Loss horizon ratio (m)            = [Y/30 * Turnover (m-X) + Turnover
                                        (m-[X-1]) + Turnover (m-[X-2]) + ... +
                                        Turnover (m)] / [Outstanding Amount of
                                        Sold Receivables as of the end of month
                                        m - Outstanding Amount of Defaulted
                                        Receivables as of the end of month m -
                                        Outstanding Amount of Net Miscellaneous
                                        Receivables as of the end of month m]

      Turnover (m)                      = Gross Sold Receivables sold during the
                                        relevant period VAT included

      Loss ratio (m)                    = average within the 3 last calendar
                                        months of the Defaulted ratio

      Defaulted Receivables (m)         = Sold Receivables that became Defaulted
                                        Receivables during the relevant month

Defaulted ratio (m)                     = Defaulted Receivables (m) / Turnover
                                        (m-[X+1])

(**) Theoretical DSO corresponds to the average theoretical condition of payment of invoicing as provided by the Seller at each follow up audit

(***) Loss horizon is equal to theoretical DSO plus the Defaulted Receivables period plus 5 days.

2.    DILUTION RESERVE

-     Dilution horizon        : 1 month (****)
-     Stress factor (SF)      : 2,25

      DILUTION RESERVE (m) = [{SF * ED} + {DS - ED}*{DS/ED}] * DHR (m)

      Expected Dilution (ED)            = average Dilution ratio within the last
                                        12 months

      Dilution ratio (m)                = Net Credit Notes (m) / Turnover (m-1)

      Net credit notes (m)              = new Credit Notes issued during the
                                        relevant month, based on the reporting
                                        template filled monthly by each seller,
                                        excluding any Miscellaneous Accounting
                                        Credit Entries

      Dilution Spike (DS)               = Maximum Dilution ratio within the last
                                        12 months

      Dilution horizon ratio (DHR)      = Turnover (m) / [Outstanding Amount of
                                        Sold Receivables as of the end of month
                                        m - Outstanding Amount of Defaulted
                                        Receivables as of the end of month m -
                                        Outstanding Amount of Net Miscellaneous
                                        Receivables as of the end of month m]

      (****) Dilution horizon is equal to the estimated average amount of time elapsed from the creation of an Eligible Receivable to the issuance of a Credit Note pertaining thereto.

3.    FLOOR RESERVE

      FLOOR RESERVE (m) = [Concentration factor (m) + Dilution component (m)]

      Concentration factor (m) = {Maximum [sum of the SRO on the 5 debtors groups with the largest SRO who are non rated or non investment grade; sum of the SRO of the 3 debtors groups with the largest SRO who are rated A-3; sum of the SRO of the

      2 debtors groups with the largest SRO rated A-2; SRO for debtor group with the largest SRO rated A-1]} / Outstanding Amount of Eligible Receivables as of "m"

      SRO = Outstanding Amount of Eligible Receivables, on the relevant Assessment Date

      Debtors Group     = means a group of debtors for which a parent company
                        owns 50% + 1 of voting rights.

      Dilution component (m)   = Expected Dilution (m)
                                 * Dilution horizon ratio (m)

4.    YER RESERVE

      YER RESERVE (m) = Maximum Consolidated YER(1) (m) / [Outstanding Amount of Sold Receivables as of the end of month m - Outstanding Amount of Defaulted Receivables as of the end of month m - Outstanding Amount of Net Miscellaneous Receivables as of the end of month m]

      (1) Consolidated YER declared in the Assessment Report

5.    CUSTOMER / SUPPLIER RESERVE

      CUSTOMER / SUPPLIER RESERVE (m) = Customer - Suppliers outstanding(2) (m) / [Outstanding Amount of Sold Receivables as of the end of month m - Outstanding Amount of Defaulted Receivables as of the end of month m - Outstanding Amount of Net Miscellaneous Receivables as of the end of month m]

      (2) Customer- Suppliers outstanding such as declared in the Assessment Report

By exception, the Overcollateralisation Rate for the Initial Settlement Date will be fixed at 30%.

SCHEDULE 2. CALCULATION OF THE SUBORDINATED DEPOSIT

ON EACH SETTLEMENT DATE DURING THE REPLENISHMENT PERIOD:

      SUBORDINATED DEPOSIT =            Overcollateralisation Rate, *
                                        [Outstanding Amount of Sold Receivables
                                        on such Settlement Date (1) -
                                        Outstanding Amount of Defaulted
                                        Receivables on such Settlement Date (2)
                                        - Outstanding Amount of Net
                                        Miscellaneous Receivables on such
                                        Settlement Date];

                                  +     Outstanding Amount of Defaulted
                                        Receivables on such Settlement
                                        Date (2)

                                  +     Outstanding Amount of Net
                                        Miscellaneous Receivables (3) on
                                        such Settlement Date.

(1) Taking into account Purchasable Receivables to be purchased on such Settlement Date.

(2) Excluding any such receivables that, after becoming Doubtful Receivables, have been repurchased.

(3) As long as the Outstanding Amount of Net Miscellaneous Receivables is positive.